Gas Station Lease Agreement

Pursuant to the Contract Law of the People’s Republic of China, and the relevant laws and regulations, on the basis of equal, mutual benefit, same valuable considerations and volitions of both parties, through friendly negotiations, in regard to the matters of leasing the Lantian Gas Station, Xi’an Baorun Industrial Development Co., Ltd. and Lantian Gas Station hereby reach agreements as below:

Article 1: Parties
Lessor: Xi’an Baqiao District Lantian Gas Station (hereinafter “Party A”)
Registered Address: Xihou Village, Baqiao District, Xi’an City
Legal Representative: Hu Xiaoli

Lessee: Xi’an City Baorun Industrial Development Co., Ltd. (hereinafter “Party B”)
Registered Address: Dongxin Shiji Square, No. 7, Huoju Road, Xi’an City
Legal Representative: Gao Xincheng

Article 2: Content of Lease
Party A leases Party B the gas station, which was built by it on the side of National Highway 312, Xihou Village, Hongqing Sub-district Office, Baqiao District, Xi’an City. The gas station covers 7,337 square meters, and includes eight computerized fuel dispensers, the total amount of storage is 240 cubic meters, four storage tanks, the rain-proof shed, which is 1,200 square meters, and 20 business rooms.

Article 3: Term of Lease
1.	The term of lease of the gas station starts from August 1, 2009 through July 31, 2038.
2.	The agreement becomes effective after being signed and sealed by Party A and Party B. The term of lease commences from the date that Party B takes possession of the gas station.

Article 4: Rent and Payment
1.	The yearly rent of the gas station is RMB2,000,000. The term of lease is 29 years, and the total amount of rent is RMB58,000,000.
2.
Within five days after the agreement is executed and the gas station is delivered to Party B, Party B shall pay Party A RMB46,400,000, which is 80% of the total amount of rent. After the relevant procedures of the gas station, such as the operating license for petroleum products and the operating license for hazardous chemicals, have changed, and it has been confirmed that Party A has no tax, measurement and other issues during the period of its business operation, Party B shall pay Party A 20% of the total amount of rent. The expenses incurred by the change procedures shall be assumed by Party A.

Article 5: Handover of Leasing Properties
1.	After Party A completes the relevant procedures, both parties conduct the handover. Party B takes the leasing properties and conducts the image package according to its needs.
2.	In the event the quality of the construction has problems within one year, Party A is responsible for the free repair and maintenance.

Article 6: Property Rights and Ownerships during Term of Lease
1.	During the term of lease, the use right of the gas station belongs to Party B.
2.
During the period that Party B operates the gas station, Party A is responsible for negotiating with the neighbors, and guarantees the ordinary supply of water and electricity for Party B. Party B is responsible for the water and electricity fees.

3.
Party A covenants that no law suits or disputes of transfer, assignment and pledge are arising from or in connection with this gas station. In the event Party A causes the disputes of property rights of the leasing properties, and Party B is therefore not able to conduct ordinary operations, Party A shall assume all of the compensation liabilities.

4.
Party B shall individually conduct businesses in accordance with laws, be responsible for the profit and loss, pay taxes in accordance regulations, and assume the civil liabilities of the credits and debts.

5.
Party A shall provide with the legal procedures of the property rights of the gas station. During the period that Party B operates the gas station, in the event Party B is not able to conduct the ordinary business due to the property right disputes of the gas station, the demolition and resettlement of the gas station, or the administrative agencies’ interference based on the plan and location selecting, Party A shall return the paid rent of unused years, and compensate the actual loss caused by the aforesaid events.

Article 7: Partial Modification of Gas Station
During the term of lease, in the event the leasing properties cannot reach the ordinary use requirements, Party B shall obtain the written consent of Party A and then conduct necessary partial modifications. The modification expenses shall be assumed by Party B. Upon the expiration of the term of lease, the properties and equipments of the leasing gas station shall reach the ordinary use condition.

Article 8: Adding Facility and Equipment
The facilities and equipments that are added by Party B during the term of lease shall belong to Party B. Upon the expiration of the term of lease, Party B shall dispose the aforesaid facilities and equipments by itself within the period stipulated by Party A.

Article 9: Covenants of Parties
1.	All of the taxes, claims and debts of the gas station incurred prior to the lease shall be assumed by Party A. Party B has no liabilities to the aforesaid taxes, claims and debts.
2.	The claims and debts incurred during period of Party B’s ordinary operation of the gas station shall be assumed by Party B. Party A has no liabilities to the foresaid claims and debts.
3.	During the term of lease, in the event the gas station is demolished and resettled due to the urban plan and similar reasons, Party A shall return the paid rent of the unused period to Party B.

Article 10: Breach
Party A and Party B shall assume the breach liabilities, in the event either party breaches the agreement to cause the non-performance of the agreement.
1.	Breach of Party A: Party A shall return the paid rent to Party B, and shall pay Party B 10% of the total amount of rent as the breach penalty.
2.	Breach of Party B: Party B has no rights to request Party A to return the rent, and shall pay Party A 10% of the total amount of rent as the breach penalty.
3.
In the event the gas station cannot be ordinarily operated due to the disputes of the use right of land, Party A shall compensate Party B the normal loss during the period of ceasing operations. In the event the lease agreement cannot be performed due to the disputes of the use right of land, Party B is entitled to rescind the agreement unilaterally, and is not responsible for the breach liability. Party A shall return the paid rent of the unused period.

Article 11: Rescission and Termination of Agreement
1.	The occurrence of force majeure events causes the agreement unable to be continuously performed.
2.	The national policies change, and the gas station objectively cannot be continuously operated.
3.	Upon the early termination, Party A shall return the paid rent of the rest duration of the lease to Party B.

Article 12: Effectiveness of Agreement
The agreement becomes effective after both parties sign and seal the agreement.

Article 13: Dispute
During the term of lease, in the event any dispute is occurred between both parties, both parties shall based on the friendly and equal spirit to negotiate the dispute. In case both parties cannot reach agreements through negotiations, the parties shall submit a lawsuit to the People’s Court.

Article 14: The agreement consists of two copies, each party holds one copy.

Article 15: Any matter that is not specified in the agreement shall be negotiated and amended, its supplemental and amended agreement shall has the same legal effects.

Lessor: Xi’an City Baqiao District Lantian Gas Station
Legal Representative: (signature)
(with corporate seal)

Xi’an Baorun Industrial Development, Co., Ltd.
Legal Representative: (signature)
(with corporate seal)

Date of Execution: July 27, 2009
Location: Xi’an